EXHIBIT 99.1

                The Company uses the key indicator of “operating income before depreciation and amortization” primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management.

                Operating income before depreciation and amortization is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of operating income before depreciation and amortization may vary among companies and industries, it should not be used as a measure of performance among companies.

                In accordance with Regulation G entitled “Disclosure of Non-GAAP Financial Measures” recently issued by the Securities and Exchange Commission and effective as of March 28, 2003, Univision is providing on a consolidated basis a reconciliation of the non-GAAP term “operating income before depreciation and amortization” to “net income,” which is the most directly comparable GAAP financial measure, for the years ended December 31, 1998, 1999, 2000, 2001, 2002 and for the three months ended March 31, 2002 and 2003:

						Three Months Ended
	Fiscal Year Ended December 31,					March 31,
(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003

Operating income before depreciation and amortization	$195,592	$267,061	$328,055	$300,499	$331,938	$54,820	$67,207
Depreciation and amortization	64,438	62,583	66,765	84,069	78,818	14,172	19,792
Operating income	131,154	204,478	261,290	216,430	253,120	40,648	47,415
Interest expense, net	35,830	27,459	30,097	53,463	87,233	21,449	18,592
Amortization of deferred financing costs	1,677	1,441	1,361	2,488	3,846	982	951
Special bonus award	42,608	—	—	—	—	—	—
Equity loss in unconsolidated subsidiaries and other	764	498	4,828	47,449	15,907	6,663	6,496
(Gain)/loss on change in Entravision ownership interest	—	—	—	(4,552)	(1,898)	(1,748)	296
Extraordinary loss on extinguishment of debt, net of tax	—	2,611	—	2,306	—	—	—
Provision for income taxes	40,348	91,536	108,081	62,865	61,504	5,703	8,321
Net income	$9,927	$80,933	$116,923	$52,411	$86,528	$7,599	$12,759